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CONFIDENTIAL
August 8, 2022

Clover Health Investments, Corp. 3401 Mallory Lane, Suite 210
Franklin TN 37067

Re:    EMPLOYMENT AGREEMENT

Dear Andrew Toy,

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as “Executive”) and Clover Health, LLC (the “Company”) sets forth the terms and conditions that shall govern Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”) to reflect Executive’s promotion to the role of Co-Founder and Chief Executive Officer of the Company effective as of January 1, 2023 (the “Promotion Effective Date”) and Executive’s continued employment in the role of President of the Company for the period beginning on the date hereof (the “Agreement Effective Date”) and ending on the Promotion Effective Date (the “Pre-Promotion Period”).

1.Duties and Scope of Employment.

a.At-Will Employment; Prior Employment Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at-will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below), subject to its obligations in this Agreement. Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment. During the Pre- Promotion Period, except as expressly set forth in this Agreement in Section 2(c), all terms and conditions of Executive’s employment will be governed by that certain employment agreement by and between Clover Health Investment, Corp. and Executive, dated December 31, 2020 (the “Prior Employment Agreement”). As of the Promotion Effective Date, except as expressly set forth herein, the terms of this Agreement will supersede the terms of the Prior Employment Agreement.

b.Position and Responsibilities. As of the Promotion Effective Date, the Company agrees to employ Executive in the position of Co-Founder and Chief Executive Officer of the Company. Executive will report directly to the board of directors of Clover Health Investments, Corp., a Delaware corporation and the parent entity of the Company (the “Board”), and Executive will be working remotely and based out of the San Francisco Bay Area. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in

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Executive’s position or as otherwise may be assigned or delegated to Executive by the Board consistent with Executive’s position and experience. During the Employment Period, the Board shall recommend to the Company’s shareholders that Executive be elected and continue to serve on the Board.

a.Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully, and endeavor to perform to the best of Executive’s ability, and shall devote substantially all of Executive’s business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board (which, in the case of joining for-profit boards, shall not be unreasonably withheld), Executive shall not render services in any capacity to any other Person (as defined below) and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Board; provided that such activities do not individually, or in the aggregate, interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as communicated to Executive in writing, and as they may be in effect from time to time during Executive’s Employment.

2.Cash and Incentive Compensation.

b.Base Salary. Beginning on the Promotion Effective Date, the Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $700,000 (seven hundred thousand dollars), less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any increases in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary shall be subject to review and increases (but not decreases) that shall be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

c.Cash Incentive Bonus. Executive shall be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board or any Compensation Committee of the Board (the “Committee”), as applicable. Beginning as of the Promotion Effective Date, the target amount for any such Cash Bonus shall be

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100% of Executive’s Base Salary (the “Target Bonus Percentage”), with a maximum payout subject to the Board’s discretion and determined from time to time, which maximum payout level applicable to Executive shall be at least the same maximum payout level as applied to other executive officers of the Company. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be increased but not decreased, as determined in the sole discretion of the Board or the Committee, as applicable. Except as provided herein, Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. Payment of the Cash Bonus amount, if any, is subject to all required tax withholdings and other applicable deductions.

d.Promotional Equity Awards. In recognition of Executive’s new role with the Company as contemplated by this Agreement, the Company shall award to Executive a one-time promotion grant of restricted stock units covering shares of the Company’s Class A common stock with an aggregate grant date fair value (the “Promotional RSU Cash Value”) of $18,000,000 (eighteen million dollars), with
$7,000,000 (seven million dollars) of the Promotional RSU Cash Value being subject to an RSU grant with a grant date of the Agreement Effective Date (the “Initial Promotional RSU Grant”), and $11,000,000 (eleven million dollars) of the Promotional RSU Cash Value being subject to an RSU grant with a grant date of the Promotion Effective Date (the “Subsequent Promotional RSU Grant,” and together with the Initial Promotional RSU Grant, the “Promotional RSU Awards”). The number of shares subject to the each Promotional RSU Award shall be determined by dividing the amount of the Promotional RSU Cash Value subject to the Promotional RSU Award by the average closing price of a share of the Company’s Class A common stock, as publicly reported for the thirty trading days ending on the trading day prior to the applicable date of grant. Subject to any vesting acceleration rights Executive may have, each Promotional RSU Award shall vest and become payable as follows: 25% of each Promotional RSU Award shall vest on the first anniversary of the Agreement Effective Date or Promotion Effective Date, as applicable, and the remainder of each Promotional RSU Award shall vest in twelve equal quarterly installments beginning on the date that is three months after the first anniversary of the Agreement Effective Date or Promotion Effective Date, as applicable, in each case subject to Executive continuing to provide services to the Company through the relevant vesting dates. For avoidance of doubt, the vesting schedule described in this provision (i) applies only to the Promotional RSU Awards and (ii) a different vesting schedule or vesting conditions may be approved by the Board or the Committee, as applicable, for subsequent equity grants. Each Promotional RSU Award shall be subject to the terms, definitions, and provisions of the applicable (i) equity plan of the Company (the “2020 Equity Plan”) and (ii) a restricted stock unit award agreement by and between Executive and the Company (the “Promotional RSU Agreements”). In addition, commencing with the 2024 annual grant cycle, Executive shall be eligible for a target annual equity award in an amount and on terms in line with Executive’s peers, as determined by the Board or the Committee, as applicable, under the terms of the Company’s 2020

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Equity Plan or a replacement plan. Notwithstanding anything to the contrary in this Agreement, the 2020 Equity Plan, or the Promotional RSU Agreements, the shares issued to Executive in settlement of the Promotional RSU Awards upon vesting, after taking into account any shares withheld by the Company to cover Executive’s tax obligations, (i) may not be sold, transferred or otherwise encumbered while Executive is employed by the Company unless Executive beneficially owns shares of the Company’s Class A Common Stock with a value equal to three (3) times Executive’s Base Salary, without the Board’s prior written consent, and (ii) shall be subject to any other minimum stock ownership requirements adopted by the Board from time to time.

3.Employee Benefits. During the Employment Period, Executive shall be eligible to (i) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time (such amendments to be applicable to similarly situated employees of the Company) and (ii) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time; provided, that, Executive shall be treated no less favorably than other executive officers generally in the event of any such cancellation or change. Executive shall be eligible to participate in all annual and long-term equity incentive plans and programs of the Company in accordance with the terms of such plans as in effect for other senior officers of the Company, at levels determined by the Board (or Compensation Committee, if applicable) in its sole discretion, commensurate with the Executive’s position, however, for the avoidance of doubt, Executive shall not be eligible to participate in the 2023 annual grant cycle.

4.Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.

5.Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation and PTO, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and
(iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the

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preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement.
6.Termination Benefits.

a.Termination without Cause or Resignation for Good Reason outside of Change in Control Protection Period. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the Company for a reason other than (i) Cause, (ii) Executive becoming Disabled (as defined below) or (iii) Executive’s death, or if Executive resigns from such employment for Good Reason (as defined below), in each case, outside of the Change in Control Protection Period, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:

i.Accrued Compensation. The Company will pay Executive all Accrued Benefits.

ii.Severance Payment. In exchange for Executive timely signing and not revoking the Release (as defined below) in accordance with the terms therein and in this Agreement, Executive will receive a lump sum severance payment in the amount equal to (x) the product of Executive’s Base Salary, as then in effect (but not taking into account any reductions which would constitute Good Reason or were made in the six (6) months prior to Executive’s termination of employment), multiplied by 1.5, plus (y) the product of 1.5 multiplied by the Executive’s Cash Bonus calculated at target, using the Executive’s then current Target Bonus Percentage (but not taking into account any reductions which would constitute Good Reason or were made in the six (6) months prior to Executive’s termination of employment), plus (z) any annual bonus payments earned for a completed prior fiscal year but not yet paid to Executive, with any subjective goals treated as satisfied at not less than target and paid when bonuses are paid to other executive officers (the “Prior Year Bonus”), in each case less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline (as defined in Section 7(a)).

iii.Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the eighteen (18) month anniversary of Executive’s termination date, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive

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consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

iv.Equity. In the event Executive’s employment is terminated for a reason other than for Cause or Executive resigns for Good Reason (but not in the case of the Executive’s death or the Executive becoming Disabled) (an “Involuntary Termination”), then any unvested equity awards granted prior to the Agreement Effective Date that has not vested as of the effective date of such termination of employment, will or will not continue to vest in accordance with the terms of the applicable equity award grant agreement. For the avoidance of doubt, no portion of the Promotional RSU Awards will automatically vest in the event Executive’s employment is terminated as a result of an Involuntary Termination.

e.Termination without Cause or Resignation for Good Reason within the Change in Control Protection Period. If, during the Change in Control Protection Period, Executive’s employment is terminated as a result of an Involuntary Termination, then, subject to Section 7 of this Agreement (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:

v.Accrued Compensation. The Company will pay Executive all Accrued Benefits.

vi.Severance Payment. In exchange for Executive timely signing and not revoking the Release in accordance with the terms therein, and in this Agreement, Executive will receive a lump sum severance payment in the amount equal to (x) twenty-four (24) months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment (but not taking into account any reductions which would constitute Good Reason or were made in the six (6) months prior to Executive’s termination of employment), plus (y) the product of 2.0 multiplied by Executive’s Cash Bonus calculated at target using the Executive’s then current Target Bonus Percentage, plus (z) the Prior Year Bonus, in each case less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline.

vii.Continued Employee Benefits. If Executive elects continuation coverage, pursuant to COBRA, for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the twenty-four month (24) anniversary

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of Executive’s termination date, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company will reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by Executive immediately prior to the date of termination.

viii.Equity. All of Executive’s unvested and outstanding time-based equity awards shall immediately vest and become exercisable as of the date of Executive’s termination (or if a termination occurs during the Change in Control Protection Period but prior to a Change in Control upon the Change in Control) and any unvested and outstanding performance-based awards shall be subject to the terms and conditions of the 2020 Equity Plan and the award agreement by and between Executive and the Company pursuant to which such award was granted.

b.Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits (and in the case of (i), the Prior Year Bonus), but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, providing COBRA coverage to the extent elected by and fully paid for by Executive).

c.Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

d.Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6, are intended to be, and are exclusive, and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses) with respect to severance benefits. Executive will be entitled to no other severance, benefits, or compensation upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits

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expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.

e.No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7.Conditions to Receipt of Severance.

f.Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement (other than any Accrued Benefits) is subject to Executive signing and not revoking a separation agreement and release of claims in a form substantially similar, as determined, in good faith, by the Company, as that attached hereto as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

g.Compliance with Restrictive Covenants. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply in all material respects with the terms of Section 11 below (provided, that such breach is not incurable, the Company shall provide Executive with written notice of any failure to comply and not less than thirty (30) days to cure).

h.Section 409A.

i.Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until Executive has a “separation from service”

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within the meaning of Section 409A. For purposes of this Agreement, any reference to “termination of employment,” “termination,” or any similar term, shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement, that otherwise would be exempt from Section 409A, pursuant to Treasury Regulation Section 1.409A-1(b)(9), will be payable until Executive has a “separation from service” within the meaning of Section 409A.

ii.Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iii.Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A- 1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

iv.Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

v.To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-

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kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in- kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

vi.The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A, while endeavoring to maintain the intended economic benefits of this Agreement.

8.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

a.Cause. “Cause” means:

i.Executive’s gross negligence or willful misconduct in the performance of his duties and responsibilities to the Company or Executive’s violation of any written Company policy, which, in either case, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty
(30) days after Executive receives written notice from the Board of such gross negligence or willful misconduct;

ii.Executive’s commission of any act of fraud, theft, embezzlement, intentional financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;

iii.Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude (not including any traffic-related crimes not resulting in jail time);

iv.Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company

v.Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

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vi.Executive’s material breach of any of his obligations under any written agreement or covenant with the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after Executive receives written notice from the Board of such breach.

No action or inaction hereunder shall be treated as willful hereunder unless done or not done in bad faith and without a reasonable belief it was in the best interests of the Company.

b.Change in Control. “Change in Control” shall have the meaning ascribed to such term in the 2020 Equity Plan.

c.Change in Control Protection Period. “Change in Control Protection Period” means the period beginning three (3) months prior to and ending eighteen (18) months immediately following the consummation of a Change in Control.

d.Code. “Code” means the Internal Revenue Code of 1986, as amended.

e.Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected, as determined by the usual process used by the Company for long term disability, to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

f.Good Reason. “Good Reason” means Executive’s resignation or termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s express written consent:

i.A material reduction of Executive’s title, position, duties, authority, or responsibilities (including reporting), relative to Executive’s title, position, duties, authority, or responsibilities in effect immediately prior to such reduction, including a change in duties resulting from a Change in Control so that Executive no longer has the responsibility of a Chief Executive Officer of the top-level entity (parent, acquiror, or merger partner)

ii.A material reduction in Executive’s Base Salary or Target Bonus Percentage (except where there is a reduction applicable to all similarly situated executive officers generally) provided, that such a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary or Target Bonus Percentage;

iii.Any requirement for Executive to report to a work facility or location other than Executive’s home office or required business travel, with the location of Executive’s home office to be of Executive’s choosing;

iv.A material change to the reporting structure of the Company, such that Executive no longer reports to the Board of the top-level parent entity;

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v.A material breach by the Company of a material provision of this Agreement or any other material compensation agreement; or

vi.Failure by the Board to nominate and support Executive to be a member of the Board.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

g.Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

h.Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

i.Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

j.Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of:
(i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

9.Golden Parachute.

a.Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a)

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shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below), and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax shall be the first payment or benefit to be reduced (with reductions made pro- rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one (1) dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

b.A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

c.The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

10.Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in the State of California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a

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government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company shall bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims shall be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement shall be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

11.Restrictive Covenants.

a.Unauthorized Disclosure. Executive agrees and understands that, in Executive’s position with the Company, Executive has been and will be exposed to, and will receive, information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, and business policies and practices of the Company and its affiliates, and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information does not include information that is generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 11(a) or disclosure by a third party who is known by Executive to owe the Company or any of its affiliates an obligation of confidentiality with respect to such information. Executive agrees that, at all times during Executive’s employment with the Company and thereafter, Executive will not disclose any

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Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including Person without the prior written consent of the Company and will not use or attempt to use any such information in any manner, other than in connection with the performance of Executive’s services hereunder, unless required by law or court order or subpoena or by governmental or regulatory investigation to disclose such information, in which case Executive agrees to provide the Company, if legally permitted, with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of Executive’s employment with the Company, Executive agrees to promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, and any other tangible product or document that has been produced by, received by, or otherwise submitted to Executive during or prior to Executive’s employment with the Company, and any copies thereof in Executive’s (or capable of being reduced to Executive’s) possession, provided, that Executive may retain copies of his contacts, calendars and personal correspondence, and any information reasonably needed for personal tax return preparation purposes. Nothing herein is intended to prevent or restrict Executive from disclosing Confidential Information to the extent required by law. Additionally, nothing herein is intended to impair Executive’s right to communicate, cooperate, or file a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a “Governmental Entity”) with respect to possible violations of any
U.S. federal, state, or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Nothing herein is intended to impair Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in any related court proceeding, provided that Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. In addition, Executive may disclose Confidential Information to his counsel and financial advisors and, if reasonably appropriate, pursuant to any legal process between Executive and the Company, provided that they are advised of the terms of this Section 11(a) and reasonably agree to be bound by the same terms.

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b.Non-Competition. By and in consideration of the Company’s entering into this Agreement, and in further consideration of Executive’s prior and future exposure to the Confidential Information, Executive agrees that Executive will not, during the Term and for a period of eighteen (18) months after Executive’s termination of employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below), provided that in no event will Executive’s ownership of two percent or less of the outstanding securities of any class of any issuer, standing alone, be prohibited by this Section 11(b) so long as Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof. For purposes of this paragraph, “Restricted Enterprise” means any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) the business of providing Medicare Advantage insurance or providing other services or software to Medicare Advantage insurers or healthcare providers for the treatment of Medicare beneficiaries, the business of participating in the Global and Professional Direct Contracting Model (DC Model) of the Centers for Medicare and Medicaid Services (CMS) or the ACO REACH Model (or any successor CMS program) or any other similar medical insurance or medical risk sharing business that is (i) conducted by the Company or any of its subsidiaries during the 12 months preceding the date of determination (provided, that following Executive’s termination of employment, the 12 months preceding the date of termination of Executive’s employment with the Company shall apply) unless such business has been discontinued by the Company or (ii) proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time (provided, that, following Executive’s termination of employment, the business plan as in effect as of Termination Date), in either case in any country or territory in which the Company or any of its subsidiaries markets any of its services or products or has plans to begin marketing any of its services or products. During the Restriction Period, upon request of the Company, Executive agrees to notify the Company of Executive’s then-current employment status and to provide reasonable details regarding any professional engagement that is reasonably necessary for the Board to ascertain whether Executive is in breach of this Section 11(b). Notwithstanding the foregoing, Executive shall be permitted to provide services to a unit or division or subsidiary of a Restricted Enterprise if such unit, division, affiliate or subsidiary is not itself engaged in the business that is causing the entity to be a Restricted Enterprise and reasonable and appropriate information walls are established.

c.Non-Solicitation of Employees. During the Restriction Period, Executive agrees not to, directly or indirectly, hire, contact, induce, or solicit (or assist any Person to hire, contact, induce, or solicit) for employment or engagement for services any person who is, or within twelve (12) months prior to the date of such hiring,

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contacting, inducing, or solicitation was, an employee of the Company or any of its affiliates.

d.Non-Solicitation of Customers. During the Restriction Period, Executive shall not, and shall cause its controlled affiliates not to, directly or indirectly, attempt to entice away from the Company any Person who within the twelve (12) month period prior to the date Executive’s employment terminates, known by Executive to be a customer or client of, supplier, vendor or service provider to, or other person having business relations with, the Company.

e.Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out Executive’s responsibilities for the Company and its affiliates), Executive agrees not to directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its affiliates and any of its or their customers or clients.

f.Non-Disparagement. During the Employment Period and at all times thereafter,
(i) Executive agrees he shall not, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, or significant stockholders and (ii) the Company agrees not to issue any public statement, whether or not true, that would “disparage” Executive, and shall advise its officers and directors not to make any such statement on the Company’s behalf. “Disparaging” statements are those which impugn the character, capabilities, reputation, or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by subpoena or the order or directive of a court or other Governmental Authority or legal body having jurisdiction over such matter. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation, subpoena or the order or directive of a court or other Governmental Authority or legal body having jurisdiction over such matter, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party or by making truthful statements pursuant to any legal agreement between Executive and the Company or any of its affiliates.

g.Right to Work. For purposes of federal immigration law, Executive will be required, if Executive has not already, to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United

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States. Such documentation must be provided to the Company upon request of the Company, or the Employment relationship with Executive may be terminated.

13.Successors.

h.Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.

i.Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.Miscellaneous Provisions.

j.Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

k.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

l.Notice.

i.General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

ii.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which in the case of termination for Cause, will be not

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more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company not less than sixty (60) days advance written notice.

m.Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

n.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as expressly set forth in Section 1(a), supersedes all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, and as of the Promotion Effective Date will supersede and replace in its entirety the Prior Employment Agreement.

o.Taxes; Clawbacks.

i.Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

ii.Clawbacks. The compensation set forth in this Agreement and any incentive equity or related award agreement shall be subject to any policy reasonably designed and adopted by the Board from time to time covering those individuals considered Section 16 officers that requires the forfeiture or recoupment of incentive compensation paid or payable to Executive.

p.Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Delaware without giving effect to provisions governing the choice of law. In this regard, Executive agrees that if Executive is a resident of the State of California, Executive acknowledges that Subsection(e) of California Labor Code Section 925 is applicable with respect to this Agreement inasmuch as Executive is at all times been represented by legal counsel of his own choosing to represent Executive in negotiating the terms of this Agreement, including the designation of the venue and forum in which any controversy arising form or related to this Agreement may be adjudicated, as well as the choice of law to be applied. If any provision of this Agreement becomes or

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is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

q.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

r.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

s.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

t.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

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After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,
Vivek Garipalli, CEO & Co-Founder

Agreed to and Accepted by:

Andrew Toy

Address

Date:

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After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

Vivek Garipalli, CEO & Co-Founder

Agreed to and Accepted by:

Andrew Toy

Address
Date:    August 8, 2022

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Attachment A

[attached.]

Attachment A

Executive should consult with an attorney before signing this release of claims.

RELEASE

1.General Release of Claims. In consideration of the payment and benefits to be made under the Employment Agreement, dated as of August 8, 2022, by and between Andrew Toy (“Executive”) and Clover Health LLC (the “Company”) (the “Employment Agreement”), the sufficiency of which Executive acknowledges, Executive, with the intention of binding Executive, and Executive’s heirs, executors, administrators, and assigns, agrees to release and forever discharge the Company, the Company’s affiliates, subsidiaries, parents, predecessors, successors and assigns, and the officers, directors, shareholders, agents, employees, counsel and insurers of each of them, in each case in their official capacities (together, the “Released Parties”) from any and all claims Executive may have or have had against any of the Released Parties arising prior to or on the dates Executive executes this Agreement, including without limitation any and all claims arising out of Executive’s employment with the Company and/or the termination of that employment. Executive understands and agrees that this release is intended to waive all such claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise. This release includes any and all causes of actions or claims Executive has had, now has, or may have up to the dates Executive executes this Agreement including, without limitation, any claims arising pursuant to the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family and Medical Leave Act, and the Americans with Disabilities Act, and common, federal, state, and local laws, regulations, rules, and ordinances. Executive also waive any claim to reinstatement or re-employment with the Company following the effective date of Executive’s termination of employment.

Except as set forth in this Agreement and/or the Employment Agreement, Executive expressly acknowledges and represents that Executive has received all wages, benefits, compensation, reimbursements, vacation and paid time off, or any other remuneration to which Executive was entitled as an employee of the Company and are not currently aware of any facts or circumstances constituting a claim or cause of action Executive could bring for violation of the Fair Labor Standards Act (“FLSA”) or any other federal, state or local constitution, statute, rule, regulation, or common law that applies to Executive’s employment relationship. Executive expressly acknowledges and represents that no one has interfered with Executive’s ability to report possible violations of any law and it is Released Parties’ policy to encourage such reporting. Executive further acknowledges and represents that Executive has not suffered any on-the-job injury for which Executive has not already filed a claim, and the end of Executive’s employment is not related to any such injury.

Executive agrees and acknowledges that he is releasing claims that he knows about and claims that he may not know about at this time. Because this release specifically covers unknown claims, Executive waives any rights under Section 1542 of the California Civil Code, or under any comparable law of jurisdiction. Section 1542 states:

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“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

No claim of any sort is exempt from the above release, except (i) claims that the law does not allow Executive to waive by signing this Agreement, such as claims for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim), (ii) claims for unemployment benefits, (iii) Executive’s rights to any vested benefits to which Executive is entitled under the terms of the applicable employee benefit plan, (iv) rights of the Executive arising under, or preserved by, this Release or Section 6 of the Employment Agreement, (v) rights to indemnification that Executive has or may have under the by-laws or certificate of incorporation of the Company and the Company’s affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force, and (vi) Executive’s rights as an equity-holder of shares of Class A Common Stock or Class B Common Stock, as applicable, received upon exercise or settlement of equity awards granted under the equity-based incentive plans of the Company. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release given in this Agreement is intended to include, without limitation, claims that Executive did not know or suspect to exist in Executive’s favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with which they might be based, would have materially affected the settlement of this matter; and that the consideration provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims.

2.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Agreement.

a.Acknowledgments/Time to Consider. Executive acknowledges and agrees that
(i) Executive has read and understands the terms of this Agreement, (ii) Executive has been advised in writing to consult with an attorney before executing this Agreement, (iii) Executive has had the opportunity to obtain and consider such legal counsel as Executive deems necessary, (iv) Executive has been given [twenty-one (21)]/[forty-five (45)] days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full [21-day]/[45- day] period at Executive’s option), and (v) by signing this Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

b.Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke the acceptance of this Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and sent via email to the Company’s Chief People Officer, Rachel Fish, at email address rachel.fish@cloverhealth.com by the end of the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, the acceptance of this Agreement shall become binding and enforceable on the eighth day after the Executive signed it (“Effective Date”).

a.Preserved Rights. This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after dates that Executive executes this Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

3.Restrictive Covenants. Executive agrees and acknowledges that, notwithstanding anything stated in this Agreement, Executive shall remain bound by the terms of the Employment Agreement any other agreement relating to non-competition, non- solicitation, confidentiality, non-disparagement, intellectual property, or inventions that Executive executed prior to commencing employment with the Company, or during Executive’s employment with the Company, and any Company policies concerning non- competition, non-solicitation, confidentiality, non-disparagement, intellectual property, or inventions that were in force at the time of Executive’s separation, which are attached hereto as Exhibit A.

b.Non-Litigation Covenant. Executive further agrees not to sue Company or any of the Released Parties with regard to any claim released in Section 2 of this Agreement. Executive understands that the provisions of this Agreement shall not be construed as preventing Executive from filing a charge with or cooperating or participating in any investigation or proceeding conducted by any governmental agency, only to the extent Executive is permitted to do so by law, notwithstanding any provisions of any agreement to the contrary. Both parties acknowledge that this Agreement does not limit Executive’s right to communicate with governmental agencies, including filing or participating in an investigative proceeding. Such communication, whether initiated by Executive or an agency, is not limited by this Agreement. However, Executive expressly releases, waives, and disclaims any right to personal compensation or other benefit, including cost and attorneys’ fees, that may otherwise inure to Executive as a result of Executive filing any such charge with a government agency. Executive understands that the provisions of this paragraph means that Executive cannot bring a personal, collective or class action lawsuit or arbitration in any forum against the Releasees for any reason for claims Executive may have as of the date of this Agreement.

c.Waiver of Relator Recovery. To the fullest extent permitted by law, Executive further agrees to release, waive, and forever discharge Executive’s right to any portion of any settlement, judgment, or other recovery as a Relator under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730, or analogous state false claims acts, in any lawsuit arising from, or in any way related to, any transactions or occurrences involving Company, and other companies Company dealt with, their affiliated or related entities through common identity of ownership (in whole or in part) from the beginning of time until the present, including but not limited to, any right to receive expenses, attorneys’ fees, and costs under 31 U.S.C. § 3730(d) or analogous state laws.

PROTECTED RIGHTS: Nothing in this Agreement is intended to waive claims: (i) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (ii) that may arise after the parties sign this Agreement, or
(iii) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, cooperation, non-disparagement, covenant not to sue, acknowledgements and representations, shall be construed to prevent the disclosure of factual information related to any acts of sexual assault, sexual harassment, workplace harassment or discrimination based on sex, failure to prevent an act of workplace harassment or discrimination based on sex, or act of retaliation against a person for reporting harassment or discrimination related to the Complaint or waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or shall prevent Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employee, although by signing this release Executive is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Executive’s behalf, except where such a waiver of individual relief is prohibited.

ALTHOUGH THE PARTIES MAY HAVE AGREED TO KEEP THIS AGREEMENT, ITS TERMS AND UNDERLYING DETAILS CONFIDENTIAL, SUCH A PROVISION IS UNENFORCEABLE AS TO THE UNDERLYING DETAILS OF ANY CLAIM OF HARASSMENT, DISCRIMINATION OR RETALIATION AND IS UNENFORCEABLE AGAINST THE EMPLOYER IF THE EMPLOYEE PUBLICLY REVEALS SUFFICIENT DETAILS OF THE CLAIM SO THAT THE EMPLOYER IS REASONABLY IDENTIFIABLE.

4.No Recognition of Wrongdoing. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company or by Executive. Executive represents that, as of the date(s) Executive signs this Agreement, Executive is not aware of and has not engaged in any activity that would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. Each of the Company and Executive further represents that it or he, as applicable, has complied with any existing obligations up through the date(s) of the signing this Agreement.

5.No Pending Claims. Executive represents and warrants that Executive has no charges, lawsuits, or actions pending in Executive’s name against any of the Released Parties relating to any claim that has been released in this Agreement. Executive also represents and warrants that Executive has not assigned or transferred to any third party any right or claim against any of the Released Parties that Executive has released in this Agreement.
6.Remedies for Breach. If the Company determines that Executive has violated, breached, or are about to breach any provision of this Agreement, or if Executive brings an action against the Company in violation of this Agreement, or if Executive brings an action asking that the Agreement be declared invalid, void, or unenforceable (except for any protected claims under the ADEA), the Company may immediately cease any severance payments and benefits pursuant to the Employment Agreement. Any and all such disputes between Executive and the Company shall be resolved by binding arbitration in accordance the terms of the Employment Agreement. Nothing in this Section shall be construed as prohibiting the Company from pursuing any remedies available to it for breach of the Agreement, including injunctive relief and the recovery of any damages that it is able to prove. By Executive’s signature below, Executive represents that as of the date that Executive executes this Agreement, Executive has not breached any obligations or covenants contained in this Agreement.

7.Controlling Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws that would require application of the law of another jurisdiction. The Company and Executive irrevocably consent solely to the jurisdiction of the federal and state courts in the State of California for the resolution of any disputes arising under or respect to this Agreement.

8.Entire Agreement. This Agreement, and any restrictive covenant and arbitration agreements and policies referenced in Sections 10 (Arbitration) and 11 (Restrictive Covenants) of the Employment Agreement, together (i) constitute the entire agreement between the Company and Executive regarding the separation of the Executive’s employment, (ii) survive the termination of Executive’s employment, and (iii) supersede and cancel all prior and contemporaneous written and oral agreements, if any, except as specifically provided herein. This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

9.Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.
10.Representation. Executive agrees that no promise or inducement has been offered except as set forth in this Agreement and the Employment Agreement, and that Executive is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement and the Employment Agreement.

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS RELEASE IN EXCHANGE FOR THE SEVERANCE PAYMENTS AND BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:
Andrew Toy

Exhibit A

[to be provided at time of separation.]